Exhibit 99.2
Hand Delivered
January 5, 2011
Terry Turner
Chief Executive Officer
Pinnacle Financial Partners
Dear Terry,
I have decided not to stand for re-election to the Board of Directors of Pinnacle at the upcoming Annual Meeting of Shareholders. I am considering other business opportunities that requires travel and a large time commitment.
I have enjoyed my tenure with the Board and hope I have made some positive contribution as Chairman of the Directors Loan Committee.
I believe that management is moving the Bank in the right direction as indicated by the positive trends in earnings and much improved asset quality. I look forward to seeing Pinnacle regain its elite status in the Nashville market. I fully intend to maintain my investment in the firm.
Sincerely,
/s/ David Major
David Major